Exhibit 10.11

AMENDMENT NO. 1 TO LETTER AGREEMENT OF EMPLOYMENT

Amendment (this “Amendment”), made as of this December 22, 2006, by and among Lerner New York, Inc. (the “Company”) and Kevin Finnegan (“Executive”).

R E C I T A L S

WHEREAS, Executive is party to that certain Letter Agreement of Employment between the Company and Executive dated May 30, 2006 (the “Agreement”).

WHEREAS, the Company and Executive wish to amend the Agreement in order to clarify treatment of certain payments under the Agreement in order to make them compliant with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following:

1.                                       Amendment.

(a)                                  The current Section 7 of the Agreement will be renumbered Section 7.1.

(b)                                 A new Section 7.2 shall be added to the Agreement immediately following Section 7.1 as follows:

“Severance Pay of Key Employee.  If on the date of your termination of employment by the Company: (i) a distribution of compensation to which you become entitled under this Agreement upon your termination of employment (including but not limited to severance or other termination benefits) would be “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations issued thereunder, including Proposed Regulation Section 1.409A-1(b)(9)(iii) (or any successor provision), which describes certain separation pay arrangements that do not provide for the deferral of compensation, and (ii) you are a “key employee”, as defined in Code Section 416(i) without regard to paragraph (5) thereof, then such distribution shall not be made before the date which is six months after the date of your termination of employment (or, if earlier, your death).  All distributions to which you otherwise would be entitled during such period shall be made on the date which is six months after the date of your termination of employment (or, if earlier, your death).  Any distributions thereafter owed to you under this Agreement will be made in accordance with the Company’s normal payroll policies and procedures.”

(c)                                  A new Section 8 shall be added to the Agreement immediately following Section 7.2 as follows:

“Application of Code Section 409A.  It is the Company’s intent that compensation and benefits to which you are entitled under this Agreement not be treated as “nonqualified deferred compensation” under Code Section 409A (or any regulations or other guidance promulgated thereunder) and that any ambiguities in the construction of this Agreement be interpreted in order to effectuate such intent.  In the event that the Company determines, in its sole discretion, that any compensation or benefits to which you are entitled under this Agreement could be treated as “nonqualified deferred compensation” under Code Section 409A unless this Agreement is amended or modified, the Company may, in its sole discretion, amend or modify this Agreement without obtaining any additional consent from you, so long as such amendment or modification does not materially affect the net present value of the compensation or benefits to which you otherwise would be entitled under this Agreement.”

(d)                                 All section references thereafter shall be updated to reflect the above additions.

2.                                       Agreement Otherwise Unchanged.  All other provisions of the Agreement shall remain in full force and effect.

3.                                       Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

4.                                       Counterparts. This Amendment may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5.                                       Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date and year first written above.

By:	/s/ Richard P. Crystal

Name:	Richard P. Crystal
Title:	Chief Executive Officer

By:	/s/ Kevin Finnegan
Name:	Kevin Finnegan